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                                                            EXHIBIT 10(b) (xxiv)



                         ANADARKO PETROLEUM CORPORATION

                           RESTRICTED STOCK AGREEMENT
                                 (Class Vesting)


1. The Participant hereby accepts the Restricted Shares when issued and agrees as follows:

     (a) Forfeiture Restrictions. Except as may be otherwise provided in the Plan, in the event of termination of Participant's employment with the Company or an Affiliate for any reason other than if Participant's employment is terminated by:

          (i) reason of death or disability, as defined in the Company's disability plan, or

          (ii) the Company, or an Affiliate, due to a reduction in force, job abolishment, or at the convenience of the Company, or an Affiliate, as determined by the Committee,

the Participant shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions". The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

Notwithstanding anything to the contrary, if the Participant is terminated by the Company, or an Affiliate, as provided above, the Participant will not be deemed to have terminated because of retirement even though the Participant may qualify for retirement under the Company's retirement plan.

The Committee may, under unusual circumstances and pursuant to the Plan, accelerate the time at which Forfeiture Restrictions on Restricted Shares shall lapse.

     (b) Certificates. Restricted Shares will be issued by the Company in the Participant's name, either in certificated form or book-entry, pursuant to which the Participant shall have voting rights and receive dividends. If the shares are issued in a certificated form the certificates may bear a legend restricting or incorporating the restrictions, and the Company may cause the certificates to be delivered upon issuance to the Secretary of the Company or such other depositary as may be designated by the Committee which administers the Plan as a depositary for safe-keeping until any restrictions lapse or forfeiture occurs pursuant to the terms of the Plan and this grant. The Company may require Participant to execute and deliver stock powers in the event of forfeiture. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company will cause a new certificate or certificates to be issued without legend in the name of the Participant.

2. The Restricted Shares granted hereunder are not transferable by the Participant and may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred or disposed of to the extent then subject to the Forfeiture Restrictions.



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3. All distributions under this Agreement are subject to withholding of all applicable taxes. Subject to the rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of Shares that the Participant is otherwise entitled to under the Plan.

4. This Agreement shall be binding upon and inure to the benefit of any successor to the Company and all persons lawfully claiming under the Participant.

5. Unless otherwise specifically defined herein, each term used herein which is defined in the 1999 Stock Incentive Plan shall have the meaning assigned such term in the 1999 Stock Incentive Plan.

6. This Agreement may be amended by agreement of the Participant and Anadarko, without the consent of any other person.

7. This Agreement shall be governed by, and construed in accordance with the laws of the State of Texas.

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